EXHIBIT 99.1

PRESS RELEASE

Contact:	Kenneth Smith
Chief Financial Officer

CIRCOR International, Inc.
781-270-1200

CIRCOR to Acquire Remaining 40% Interest in its Chinese Joint Venture

BURLINGTON, MA, December 10, 2004

CIRCOR International, Inc. [NYSE:CIR] a leading provider of valves and other fluid control devices for the instrumentation, thermal fluid and petrochemical markets, today announced that it has entered into an agreement to acquire the remaining 40% interest in its Chinese joint venture, Suzhou KF Valve Company Ltd. (SKVC). SKVC produces ball valves for CIRCOR’s petrochemical segment markets. Pursuant to the agreement, CIRCOR will pay $6.75 million to buy out the interest of its joint venture partner, Suzhou Valve Factory. Consummation of the transaction is subject to approval by relevant Chinese authorities and it is expected that such approval should be obtained during the first quarter of 2005. Upon completion of the transaction, CIRCOR will own 100% of SKVC.

CIRCOR’s Chairman, President and CEO, David A. Bloss, Sr., stated, “Since its inception in 1995, the SKVC operation has been extremely successful in achieving its goal of providing high quality ball valve products for our petrochemical customers worldwide. Having achieved ISO and American Petroleum Institute [API] certification, it has become a critical part of CIRCOR’s Petrochemical Products segment”. Mr. Bloss further stated, “Once SKVC is 100% owned, we plan on increasing capacity for the existing ball valve product line, expanding its capabilities into additional products and developing a sales and marketing base for the Asian market. We view this as a tremendous opportunity to capitalize on our well established base of operations in China”.

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluids safely and efficiently in the instrumentation, thermal fluid regulation and petrochemical markets. CIRCOR’s executive headquarters are located at 25 Corporate Drive, Burlington, MA 01803.

This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (SEC). The words “may,” “hope,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we, therefore, make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control, and our actual results, performance or achievements may differ materially from the expectations we describe in our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the cyclicality and highly competitive nature of some of our end markets, changes in the price of and demand for oil and gas in both domestic and international markets, variability of raw material and component pricing, fluctuations in foreign currency exchange rates, and our ability to continue operating our manufacturing facilities at efficient levels and to successfully implement our acquisition strategy. We advise you to read further about these and other risk factors set forth under the caption “Certain Risk Factors That May Affect Future Results” in our SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.